Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS APRIL
COMPARABLE STORE SALES INCREASE NINE PERCENT;
REAFFIRMS FIRST QUARTER GUIDANCE

     PEMBROKE PINES, FL., May 6, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended May 1, 2004 increased nine percent after achieving a 15 percent increase in comparable store sales during the corresponding four-week period last year. Total sales during the four-week period ended May 1, 2004 increased 14 percent to $93,952,000 compared with $82,092,000 for the comparable four-week period last year.

     Comparable store sales results for April 2004 compared to April 2003 were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: positive high teens

     Sales for the first fiscal quarter ended May 1, 2004 increased 18 percent to $281,963,000 compared to sales of $239,756,000 during last year’s first fiscal quarter. Comparable store sales for this year’s first fiscal quarter increased 11 percent, after achieving an eight percent increase during last year’s first fiscal quarter.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “As noted last month, our international comparable store sales performance in this year’s first fiscal quarter was impacted by the absence of sales relating to a celebration in the UK that occurs every other March. Last year, we generated sales of approximately $1.1 million in connection with that event. With respect to those aspects of our business over which we have control, we are continuing our efforts to improve our international comparable store sales performance. Switzerland, Austria and Germany (SAG) is the region in which we first began to focus our efforts and the improvements there outpace the United Kingdom and France. As our work continues, it is our expectation that gains in comparable store sales will occur in those locales as well.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “A nine percent increase in comparable store sales this April, after last April’s 15 percent increase, serves as a testament to the strength of our product offerings across the board. In North America, we are continuing to successfully time the placement of our merchandise to capitalize on trends and seasonality, both in jewelry and accessories. As a result, we are doing a better job of placing specific styles in our stores as customers seek them out and reducing our inventory in those styles as demand begins to wane.”

     We remain comfortable with the revised net income and EPS guidance for the first fiscal quarter issued on April 27, which calls for net income to reach $23 million to $24 million, or $0.23 to $0.24 per diluted share. In last year’s first fiscal quarter net income reached $15.6 million, or $0.16 per diluted share.

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
Year to Date	$281,963	$239,756	18%	11%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 30, 2004, Claire’s Stores, Inc. operated approximately 2,830 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 130 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com